Exhibit 99.8
CONSENT OF PERSON ABOUT TO BECOME A DIRECTOR
     I, Jeffrey B. Child, hereby consent to being named in the Registration Statement on Form S-4 of ev3 Inc. dated August 17, 2007, and any amendments (including post-effective amendments) thereto, as a person to become a director of ev3 Inc. upon the consummation of the merger described therein.
Dated: August 24, 2007
/s/ Jeffrey B. Child
Jeffrey B. Child